Exhibit 99.1

PRESS RELEASE

Autoliv Nominates Directors for Election at the 2021 Annual Stockholders Meeting

(Stockholm, Sweden, March 22, 2021) – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, today announced its nominees for election by the stockholders to the Board of Directors at the 2021 Annual Stockholders Meeting, including Mr. Martin Lundstedt, President and Chief Executive Officer of AB Volvo as a new nominee for the Board.

The Board of Directors (the “Board”) approved the nomination of Mr. Martin Lundstedt for election at the Annual General Meeting of Stockholders (the “2021 Annual Meeting”). Mr. Lundstedt, age 54, has served as President of AB Volvo, Chief Executive Officer of the Volvo Group, and a member of the Group Executive Board since October 2015. He is also a member of the Board of the European Automobile Manufacturers Association (ACEA) and is a member of the Royal Swedish Academy of Engineering Sciences (IVA). Mr. Lundstedt holds a Master of Science degree from Chalmers University of Technology in Gothenburg, Sweden.

The Board has determined that Mr. Lundstedt is “independent” according to the New York Stock Exchange’s rules and regulations.

Mr. James Ringler, a current member of the Board, has reached the mandatory retirement age set forth in the Company’s Corporate Governance Guidelines and is not eligible to stand for re-election to the Board at the 2021 Annual Meeting.

Additionally, Mr. David Kepler, a current member of the Board, has elected to not stand for re-election and will retire from the Board. Mr. Ringler’s and Mr. Kepler’s service as directors will end at the 2021 Annual Meeting.

All other current Board members have been nominated for election at the 2021 Annual Meeting.

The 2021 Annual Meeting Board of Directors Nominees:

1.	Mikael Bratt
2.	Laurie Brlas
3.	Jan Carlson
4.	Hasse Johansson
5.	Leif Johansson
6.	Franz-Josef Kortüm
7.	Frédéric Lissalde
8.	Min Liu
9.	Xiaozhi Liu
10.	Martin Lundstedt
11.	Ted Senko

The Board has also approved a reduction in the size of the Board to eleven members effective immediately following the closing of the polls for the election of directors at the 2021 Annual Meeting.

Stockholders Annual General Meeting

As previously announced, the Board has set Wednesday, May 12, 2021 as the date for the 2021 Annual Meeting. To support the health and well-being of our employees, stockholders, and our community, the

Autoliv Inc.

Box 70381, 107 24 Stockholm, Sweden

Visiting address: World Trade Center,

Klarabergsviadukten 70, B7, 111 64 Stockholm

Phone: +46 (0)8 587 20600

E-mail: gabriella.ekelund@autoliv.com

Board has decided that the meeting will be virtual, via webcast, format only. The Board has fixed the close of business on March 15, 2021 as the record date for the 2021 Annual Meeting. All stockholders of record as of the close of business on that date are entitled to vote at the 2021 Annual Meeting. Notice of the 2021 Annual Meeting will be delivered to the holders of record in late March. More information on the Annual Meeting can be found in Autoliv’s proxy statement, which will be available to stockholders in late March.

Inquiries:

Media: Gabriella Ekelund, Tel +46 (70) 612 64 24

Investors & Analysts: Anders Trapp, Tel +46 (0)8 587 206 71

Investors & Analysts: Henrik Kaar, Tel +46 (0)8 587 206 14

About Autoliv

Autoliv, Inc. is the worldwide leader in vehicle safety systems, and through our subsidiaries we develop, manufacture and market protective systems, such as airbags, seatbelts, steering wheels and pedestrian protection systems for all major automotive manufacturers in the world. In 2020, our products saved over 33,000 lives and prevented ten times as many severe injuries.

Our more than 68,000 associates in 27 countries are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. We have 14 technical centers, with 20 test tracks. Sales in 2020 amounted to US $ 7,447 million. The shares are listed on the New York Stock Exchange (NYSE: ALV) and the Swedish Depository Receipts on Nasdaq Stockholm (ALIV sdb). For more information go to www.autoliv.com.

Autoliv Inc.

Box 70381, 107 24 Stockholm, Sweden

Visiting address: World Trade Center,

Klarabergsviadukten 70, B7, 111 64 Stockholm

Phone: +46 (0)8 587 20600